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4.26   ASSET PURCHASE AGREEMENT BY AND BETWEEN AMEX PLASMA MANAGEMENT, INC. AND
       SERACARE, INC. DATED OCTOBER 30, 1998.












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                              ASSET PURCHASE AGREEMENT

                           BY AND BETWEEN SERACARE., INC.

                                        AND

                           AMEX PLASMA MANAGEMENT, INC.





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       This Asset Purchase Agreement ("Agreement") is made and entered into this 30th day of October, 1998 by and between SeraCare, Inc., a Delaware Corporation with its principal place of business at 1925 Century Park East, Suite 1970, Los Angeles, CA. 90067 ("Purchaser") and Amex Plasma Management, Inc. with its principal place of business at 177 U.S. Highway One, Suite 285, Tequesta, Florida, 33469 ("Seller").

                                       RECITALS

       WHEREAS, Purchaser wishes to acquire from Seller and the Seller wishes to sell to Purchaser, upon the terms and subject to the conditions set forth herein, the Purchased Assets (defined below) which shall include all of the operating assets of the plasmapheresis donor center located at 4226 Plank Road, Baton Rouge, LA 70805 (the "Plasma Center").

                                      AGREEMENTS

       Seller agrees to sell to Purchaser all rights and interests in the Purchased Assets, leases, leasehold improvements, fixed assets, intangible assets, licenses, certifications and/or any other personal or intangible property attributable to the Plasma Center.

PURCHASE AND SALE OF ASSETS. Subject to the terms and conditions of this Agreement, on the Closing Date, as defined herein, Seller shall sell, assign, transfer, convey and deliver to Purchaser (or its designee), and Buyer (or its designee) shall purchase, acquire and accept from Seller, all of the assets, properties, rights, privileges, claims and rights of every kind and nature, tangible and intangible, absolute or contingent, used by Seller in connection with the Plasma Center, excluding cash, accounts receivable and plasma inventory (the "Purchased Assets"), which Purchased Assets shall include an assignment of the leases, leasehold improvements, fixed assets, all rights and obligations attributable to sales contracts to customers, intangible assets (including goodwill), plus ownership in any and all other rights or assets attributable to the Plasma Center, including the rights to any FDA or QPP licenses and/or certifications pertaining to such plasma center, and including any other asset or license which attach or may attach to the Plasma Center and the operation thereof.

ASSUMPTION OF CERTAIN LIABILITIES. Upon the terms and subject to the conditions contained herein, on the Closing Date Purchaser shall assume the following liabilities:

       1. The lease for the facilities located at 4226 Plank Road, Baton Rouge, LA 70805, a copy of which is attached hereto as Exhibit 1.

       2. The obligations under the Plasma Purchase Agreement with Alpha Therapeutics Company, a copy of which is attached as exhibit 2

       3. All other contracts, agreements policies, licenses, permits and certifications in effect on the Closing Date and which are listed on Schedule 2 attached hereto under the heading "Other Contracts and Obligations".

       4. Other than those liabilities and obligations listed on Schedule 2, Purchaser assumes no responsibility for any other liability, obligation or account payable


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               relating to the period up to and including October 31, 1998.
               Accounts payable, such as utility bills, which cover periods before and after October 31, 1998 will be prorated, with Purchaser paying only for the period beginning November 1, 1998.


                                    CONSIDERATION

PURCHASE CONSIDERATION. As consideration to Seller, Purchaser agrees to deliver 50,000 shares of .001 par value common stock of the Purchaser issued with a Rule 144 legend and a five year warrant to purchase 50,000 shares of
 .001 par value common stock at a price of $6.00 per common share. Such share certificate and warrant shall be issued within fifteen days of the Closing Date. As additional consideration, the Purchaser hereby agrees to negotiate in good faith a definitive development agreement for the construction of additional plasmapheresis centers by Seller to be acquired by Purchaser on a "Turn Key" basis.

PIGGY- BACK RIGHTS.
As part of the consideration, Purchaser agrees that Seller shall have Piggy-Back Registration Rights with regard to both the common stock shares issued hereunder and any common stock shares issued pursuant to the exercise of the warrant issued hereunder. Purchaser hereby agrees to provide Seller with prompt written notice of any proposed registration together with a list of the jurisdictions in which the SeraCare, Inc. intends to attempt to qualify such securities under applicable state securities laws. Upon written request from the Seller given 30 days after receipt of such notice from the Purchaser, the Purchaser shall cause to be included in the noticed registration statement all of the common shares that the Seller has requested, subject only to restrictions and conditions imposed by the underwriters.

                           CONDITIONS PRECEDENT TO CLOSING

BY SELLER. Seller shall fulfill all of the following before Purchaser is obligated to close:

       a.      have provided Purchaser with copies of all documents listed on
               Schedule 2.

       b. have provided Purchaser with a Lease Assignment signed by the appropriate landlord for all leases listed on Schedule 2 in a form reasonably satisfactory to Purchaser.

       c. have provided purchaser with a waiver of Alpha Therapeutic Corporation's First Right of Refusal re: the Plasma Center and a written consent and assignment to SeraCare, Inc. (or its designate) of the obligations, rights and privileges of the Plasma Purchase and Sale Agreement from Alpha Therapeutic Corporation.

       d. have provided documented evidence that all FDA licenses and QPP certifications are valid and in good standing with the appropriate authority and that there no outstanding issues with any such authority.

       e. have delivered all other consents, approvals and assignments required in connection with the completion of the transaction contemplated by this


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               Agreement in form and content reasonably satisfactory to the
               Purchaser.

BY PURCHASER. Purchaser shall fulfill all of the following before Seller is obligated to close:

       a. have provided Seller with a copy of a Board of Directors resolution authorizing the transaction contemplated by this agreement.

       b. have provided Seller with a Draft letter instructing the Purchaser's transfer agent to issue 50,000 shares of .001 par value Common Stock of SeraCare, Inc. to the Seller.

       c. have provided Seller with a Draft copy of a five-year warrant to purchase 50,000 shares of .001 par value common stock.

       d. have delivered all consents, approvals and assignments required in connection with the completion of the transaction contemplated by this Agreement in form and content reasonably satisfactory to the Seller.

                            REPRESENTATIONS AND WARRANTIES

Seller hereby represents and warrants to the Purchaser as follows (with the understanding that the Purchaser is relying materially on each such representation and warranty in entering into and executing this Agreement):

A. OWNERSHIP IN THE LEASES. RIGHTS AND INTERESTS BEING ACQUIRED BY THE PURCHASER FREE AND CLEAR OF ALL ENCUMBRANCES. Seller hereby represents and warrants that he has good title, valid rights and ownership free and clear of all encumbrances to the Transferred Assets with every authority to transfer, assign and sell such interest, right or ownership to the Purchaser as contemplated by this Agreement.

B. All FDA LICENSES, QPP CERTIFICATIONS AND ANY OTHER LICENSE OR PERMITS NEEDED TO OPERATE THE PLASMA CENTER ARE IN GOOD STANDING WITH NO OUTSTANDING AND/OR UNRESOLVED ISSUES. Seller hereby represents and warrants that All FDA licenses, QPP certifications and any other license or permits needed to operate the Plasma Center are in good standing with no outstanding and/or unresolved issues. Seller further represents and warrants that there are no unresolved audit issues with Alpha Therapeutic Corporation.

C. DUE AUTHORIZATION. The Seller has full power and authority as a Company to enter into and perform the obligations under this Agreement and each agreement, instrument and document to be executed by the Seller in accordance herewith.

D. ALL LIABILITIES AND OBLIGATIONS HAVE BEEN LISTED ON SCHEDULE 2. Seller hereby represents and warrants that all leases, contracts or other obligations to be assumed by the Purchaser have been listed on Schedule 2 and that Seller knows of no other leases, contracts or other obligations relating to the Plasma Center. Seller understands that any leases, finder's fees, commissions, contracts or other obligations not listed on Schedule 2 will not be assumed by Purchaser.


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E.     COMPLIANCE WITH LAWS: ENVIRONMENT MATTERS. Seller hereby represents and warrants that conduct of Seller has not violated any laws, the non-compliance with which could have a materiel adverse effect on the Purchaser or the operation of the Plasma Center as a plasma collection center. The Seller has compiled in all material respects with all judicial and governmental requirements relating to any federal, state or local environmental laws, regulations or ordinances, the non-compliance with which would have a material adverse effect on the Purchaser or the operation of the Plasma Center.

F. LEGAL PROCEEDINGS. Seller hereby represents and warrants that there is no Order or Action pending, or to the best knowledge of the Seller, threatened which affects or may affect Seller or the Transferred Assets that individually or when aggregated with one or more other Orders or Actions has or could reasonably be expected to have a material adverse effect on the Plasma Center or on the Sellers ability to perform Sellers obligations under the terms of this Agreement.

G. NO BROKERS OR FINDERS. Seller hereby represents and warrants that no agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of Seller or any of Sellers relatives or affiliates in connection with the negotiation, execution or performance of the transaction contemplated by this Agreement, is or will be entitled to any brokerage or finder's or similar fee or other commission as a result of this Agreement or the transaction contemplated hereby.

H. INDEMNIFICATION OF PURCHASER. Seller hereby agrees to indemnify and hold harmless the Purchaser, affiliates of the Purchaser, and any officer, director, employee and consultant of the Purchaser (collectively, the "Indemnified Parties") from and against any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs and expenses which any of the Indemnified Parties may sustain, or to which any of the Indemnified Parties may be subjected, arising out of any breach or default by the Seller, excluding actions or omissions of the Purchaser, of or under any of the representations, warranties, covenants, agreements or other provisions of this Agreement or any agreement or document executed in connection herewith.

I. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Regardless of any investigation at any time made by or on behalf of any party hereto or of any information any party may have in respect thereof, all covenants, agreements, indemnities, representations and warranties made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the execution of this Agreement for a period of thirty six months following the date hereof.

J. NO MATERIAL ADVERSE CHANGE. Between the date of the signing of this Agreement and November 1, 1998, Seller has no knowledge of any circumstance, change in business conditions, or other event which may occur or continue to occur which could reasonably expected to have a material adverse effect on the Plasma Center. During that period, Seller will continue to direct the activities of the Plasma Center in a prudent business manner.

K. NON COMPETITION AGREEMENT. Seller hereby agrees that for a period of five years from the Closing Date, Seller will not (i) directly or indirectly, either alone or with others, as principal, agent, partner, investor, lender, guarantor, distributor, promoter


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       or advertiser, or advisor, or in any other capacity, carry on, be engaged in, or have any interest or otherwise be connected or affiliated or associated with any corporation, partnership, limited liability company or partnership, proprietorship, firm, association or other entity which is engaged in any manner in, or otherwise competes with, the Purchaser (ii) engage in any activities which are or could reasonably be expected to have an adverse affect upon the operations of the Purchaser (iii) open or acquire any new center that will be in the business of collecting, analyzing, processing and selling human blood plasma and/or human biological products or components (iii) directly or indirectly, solicit, or request that any person who is currently donating, or in the one year prior to the Closing Date has donated, plasma at The Plasma Center or at any other center owned or controlled by the Purchaser or any affiliated (as that term is defined by the Securities Exchange Commission) entity of the Purchaser. Both Seller and Purchaser hereby agree that the covenants of non-competition and non-solicitation are reasonable covenants under the circumstances. Seller agrees that any breach or threatened breach of the covenants contained in this paragraph K would irreparably injure the Purchaser. Accordingly, Seller hereby agrees that, in such event, the Buyers shall be entitled, without the necessity of proving damages or posting bond, and notwithstanding any election by Purchaser to claim damages, to obtain a temporary and/or permanent injunction (without proving a breach therefor) to restrain any such breach or threatened breach or to obtain specific performance of any such provisions, all without prejudice to any and all remedies which the Purchaser may have at law or in equity.

CLOSING DATE. The closing date of the transaction contemplated by this Agreement shall take place on October 31, 1998, at the offices of the Purchaser (the "Closing" or "Closing Date") or at some other time, date and place agreed upon by both the Seller and the Purchaser.

CONFIDENTIALITY. The parties agree the material terms of this Agreement shall remain absolutely confidential. In the event any party or any officer, director, shareholder or representative of either party to this agreement is required to disclose the existence or terms of this Agreement by subpoena, discovery or legal process, then such party shall utilize its best efforts to notify the opposing parties prior to any disclosure so as to provide the opposing parties with an opportunity to intervene for the purpose of protecting its interests in non-disclosure.

JOINT DRAFTING. Both Seller and Purchaser have jointly participated in the negotiations and drafting of this Agreement. In the event of a question of intent or interpretation arises, this Agreement shall be construed as having been drafted by both parties.

ATTORNEY'S FEES. In the event of any dispute arising out of or related to this Agreement, the prevailing party shall be entitled to recover, in addition to any other damages afforded by law, all reasonable attorney's fees incurred in the prosecution and defense of such and action.

APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

ENTIRE AGREEMENT. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the transaction contemplated by this Agreement. Each party to this Agreement acknowledges that no


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representation, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding on either party.

MODIFICATIONS. Any modification of this Agreement shall be effective only if it is in writing and signed by both parties to this Agreement.

       IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first written above.

SELLER:

AMEX PLASMA MANAGEMENT,, INC.


By:  /s/ June L. Ferren
    --------------------------
Name:  June L. Ferren
Title: President



PURCHASER:

SERACARE, INC.

By:  /s/ Barry Plost
    --------------------------
Barry D. Plost
President and CEO


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